Exhibit 23.2

Consent of Independent Public Accountants

We consent to the incorporation by reference in the joint proxy statement/prospectus constituting part of this registration statement (No. 333-184345, No. 333-119346, 333-119344 and No. 333-119341) on Form S-4 of Team, Inc., of our report dated March 27, 2015, relating to our audit of the consolidated financial statements of QualSpec Group, LLC as of December 31, 2014 and 2013, and for each of the years then ended, and our report dated March 25, 2014, relating to our audit of the consolidated financial statements of QualSpec Group, LLC as of December 31, 2013 and 2012, and for each of the years then ended which report appearing in the Current Report on Form 8-K/A of Team, Inc.

We also consent to the reference to us under the caption “Experts” in the joint proxy statement/prospectus.

/s/ BKD, LLP

San Antonio, Texas

January 15, 2016